Exhibit 10.4(c)
EXECUTION VERSION
CYAN PARTNERS, LP
399 PARK AVENUE, 39TH FLOOR
NEW YORK, NY 10022
October 21, 2010
Endeavour International Corporation
1001 Fannin, Suite 1600
Houston, Texas 77002

Attention:	Mr. J. Michael Kirksey Executive Vice President and Chief Financial Officer
Endeavour Energy UK Limited
c/o Endeavour International Corporation
1001 Fannin, Suite 1600
Houston, Texas 77002

Attention:	Mr. J. Michael Kirksey Executive Vice President and Chief Financial Officer
CONFIDENTIAL

Re:	Incremental Fee Letter
Ladies and Gentlemen:
          Reference is made to:
          (i) that certain Credit Agreement, dated as of August 16, 2010 (as amended, restated, supplemented and/or modified from time to time, the “Credit Agreement”), among Endeavour International Corporation (“Holdings”), Endeavour Energy UK Limited (the “Borrower”), the lenders party thereto and Cyan Partners, LP (“Cyan”), as administrative agent (in such capacity, the “Administrative Agent”); and
          (ii) that certain Incremental Term Loan Commitment and Amendment Agreement, dated on or about the date hereof (the “Incremental Amendment Agreement”), among Holdings, the Borrower, the incremental lenders party thereto and the Administrative Agent pursuant to which certain affiliates of Cyan have agreed to provide Incremental Term Loans as set forth therein.
          This fee letter (the “Incremental Fee Letter”) will supplement the Incremental Amendment Agreement by setting forth arrangements for services rendered by Cyan in connection with the Incremental Amendment Agreement.

          Capitalized terms used in this Incremental Fee Letter but not defined herein shall have the respective meanings set forth in the Credit Agreement.
          You agree to pay to Cyan a fee in the amount of $500,000, which fee shall be earned by, and payable to, Cyan on the Agreement Effective Date (as defined in the Incremental Amendment Agreement).
          Payment of the foregoing fee (i) will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter, (ii) will not be refundable (such fees being in addition to and not creditable against any other fees, including, without limitation, fees payable to Cyan and/or any of its affiliates pursuant to any other agreements or for acting in any other capacities) and (iii) will be made to Cyan in immediately available funds in accordance with the following wiring instructions: ABA# 221172610, account number 1255234583, for the account of Cyan Partners, LP. In addition, the foregoing fees shall be retained and/or distributed by Cyan, in such manner as it determines in its sole discretion.
          You agree that (without Cyan’s prior written consent) no lender or any other agent (other than Cyan) under the Credit Agreement or the Incremental Amendment Agreement will receive any compensation of any kind for its participation in the Incremental Amendment Agreement except as expressly provided herein.
          You fully understand that (i) this Incremental Fee Letter does not constitute a commitment on the part of, or engagement of, Cyan to provide, arrange, place, underwrite and/or participate in any Incremental Term Loans and that Cyan is not under any obligation, as a result of this Incremental Fee Letter, to provide or offer to provide any such commitment or engagement and (ii) Cyan cannot make any commitments on behalf of any of its affiliates.
          In addition, you hereby agree that all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of counsel and consultants) of Cyan (including in its capacity as Administrative Agent under the Credit Agreement) arising in connection with underwriting, negotiating documentation and closing of the transactions contemplated by the Incremental Amendment Agreement shall be for your account (and that you shall upon request from Cyan reimburse it for all such fees and expenses or pay same directly all in accordance with Section 11.01 of the Credit Agreement). You further agree that Section 11.01(a)(iii) of the Credit Agreement shall apply to any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements arising in connection with this Incremental Fee Letter, the Incremental Amendment Agreement or any Incremental Term Loans made pursuant thereto) and that the provisions of such section are hereby incorporated into this Incremental Fee Letter by reference.
          This Incremental Fee Letter may not be amended or modified, or any provision hereof waived, except by an instrument in writing signed by you and Cyan. This Incremental Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Incremental Fee Letter by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Incremental Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Incremental Fee Letter is intended to be solely for the benefit of the parties hereto and

Cyan’s permitted assigns and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto and may not be relied upon by any person or entity other than you and Cyan and its permitted assigns. This Incremental Fee Letter is not intended to create a fiduciary relationship among the parties hereto. This Incremental Fee Letter sets forth the entire agreement between the parties hereto in respect of the matters set forth herein, and supersedes all prior communications, written or oral, with respect to matters herein.
          EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS INCREMENTAL FEE LETTER. EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS INCREMENTAL FEE LETTER OR ANY MATTERS CONTEMPLATED HEREBY.

          You and Cyan agree that this Incremental Fee Letter is for confidential use only and that neither its existence nor the terms hereof will be disclosed to any person other than your and Cyan’s officers, directors, employees, accountants, attorneys and other advisors in connection with the transactions contemplated by the Incremental Amendment Agreement, the Credit Agreement, and this Incremental Fee Letter and on a confidential basis (except that, notwithstanding the foregoing, (a) you may make such public disclosures as, and to the extent, you are required by law to make or in order to comply with any order, regulation or ruling applicable to you and (b) Cyan may make such disclosures as are contemplated in Section 11.16 of the Credit Agreement). Each party’s obligations hereunder with respect to confidentiality shall survive the termination of this Incremental Fee Letter.

Very truly yours, CYAN PARTNERS, LP
By:	/s/ Jonathan Tunis
	Name:	Jonathan Tunis
	Title:	Authorized Signatory

Accepted and Agreed to this 21st day of October, 2010: ENDEAVOUR INTERNATIONAL CORPORATION
By:	/s/ J. Michael Kirksey
	Name:	J. Michael Kirksey
	Title:	Executive Vice President and Chief Financial Officer

ENDEAVOUR ENERGY UK LIMITED
By:	/s/ J. Michael Kirksey
	Name:	J. Michael Kirksey
	Title:	Executive Vice President and Chief Financial Officer